Exhibit 10.1

RETENTION BONUS AGREEMENT

BETWEEN COINSTAR, INC. AND MICHAEL DORAN

THIS RETENTION BONUS AGREEMENT (the “Agreement”) between Coinstar, Inc. (the “Company”) and Michael Doran (“Employee”) is entered into as of January 5, 2004.

WHEREAS, the Company desires to create an incentive for retention of Employee, and whereas Employee is willing to receive a retention bonus in the circumstances set forth in this Agreement.

In consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

1. Retention Bonus. As an incentive for retention of Employee, the Company agrees to pay to Employee a lump sum retention bonus, in the amount of Ninety Three Thousand Five Hundred Dollars ($93,500.00), if Employee remains employed with the Company (or any successor, or parent of successor, of the Company) through April 30, 2004. The lump sum bonus shall be less applicable deductions and tax withholdings. Company shall pay Employee the retention bonus hereunder if Employee is terminated without Cause prior to April 30, 2004.

2. Cause. Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” is limited to the occurrence of one or more of the following events: (a) failure or refusal to carry out the lawful duties of Employee or any directions of the Board of Directors of Employer, which directions are reasonably consistent with the duties to be performed by Employee; (b) violation by Employee of a state or federal criminal law involving the commission of a crime against Employer or a felony; (c) current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any act or omission by Employee which substantially impairs Employer’s business, good will or reputation; or (d) any other material violation of any provision of this Agreement.

3. Extension of Retention Period. Company, at its sole discretion, may extend the period for employment of Employee through June 30, 2004. In such event Employee shall receive an additional retention bonus, in the amount of Thirty One Thousand Dollars ($31,000.00), if Employee remains employed with the Company (or any successor, or parent of successor, of the Company) through June 30, 2004. The lump sum bonus shall be less applicable deductions and tax withholdings. Company shall pay Employee the retention bonus hereunder if Employee is terminated without Cause after April 30, 2004.

4. Timing of and Eligibility for Bonus Payment. The retention bonus payment pursuant to paragraph 1 shall be paid to Employee on April 30, 2004. The retention bonus payment pursuant to paragraph 3, if any, shall be paid to Employee on June 30, 2004 In the event Employee is terminated for Cause at any time, no retention bonus shall be paid to Employee.

5. Consulting Services. Employee shall be retained to provide consulting services to Company for one month, at twenty (20) hours per week, following payment of his final retention bonus. The fee for such services in the amount of Fifteen Thousand Five Hundred Dollars ($15,500.00) shall be payable at the conclusion of the consulting period.

6. Successors. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the parties hereto. This Agreement may not be assigned by Employee without the prior written consent of the Company.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington without application of principles of conflicts of laws.

8. Termination of Employment. Subject to the payment of any retention bonus required hereunder, Company may terminate the employment of Employee at any time.

9. NONCOMPETITION, NONDISCLOSURE AND NONSOLICITATION

9.1 For a period of six (6) months after termination of employment with the Company, Employee will not, directly or indirectly, be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of any business or entity whose efforts are in competition with the products or services manufactured or marketed by the Company, or under research or development by the Company during the term of Employee’s employment. For a period of six (6) months after termination of employment with the Company, Employee also agrees he will not actively solicit or entice, or actively attempt to solicit or entice, any employee, consultant, or customer of the Company to cease his, her or its relationship with the Company.

9.2 EMPLOYEE reaffirms the obligations set forth in the Proprietary Information and Inventions Agreement dated August 3, 1996.

IN WITNESS WHEREOF, this Agreement is entered into as of the date first above written.

EMPLOYEE	COINSTAR, INC.

/s/ MICHAEL DORAN	By:	/s/ RICHARD P. STILLMAN
Michael Doran Senior Vice-President of Technology	Its:	President